Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated July 11, 2006, except for Note 21 as to which the date is February 26, 2007, relating to the financial statements and financial statement schedule of Delphi Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s reorganization under chapter 11 and going concern assumptions), appearing in the Annual Report on Form 10-K of Delphi Corporation for the year ended December 31, 2006, in the following registration statements:

Form	Registration Number
Form S-8	333-71899
Form S-8	333-71961
Form S-3/A	333-73285
Form S-8	333-80011
Form S-8	333-88291
Form S-8	333-32534
Form S-8	333-69012
Form S-8	333-64032
Form S-3	333-73285
Form S-8	333-91446
Form S-3	333-101478
Form S-3	333-108477
Form S-8	333-106222
Form S-8	333-116729
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
February 26, 2007